EXHIBIT- 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated September 5, 2006 relating to the financial statements of Cyclone Energy, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Goldman & Parks LLP
Tarzana, California
October 20. 2006